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                                                                    EXHIBIT 10.1


                                                                      [ATI logo]



                            THE ANNUAL INCENTIVE PLAN
                                  FOR YEAR 2004




                                                                        May 2004
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
CONTENTS                                                                  PAGE


At a Glance                                                                 1
     What is the Annual Incentive Plan?                                     1
     Who is Eligible for This Plan?                                         1
     How Does the Annual Incentive Plan Work?                               1

Calculation of the Annual Incentive Plan Award                              2
     Target Bonus Percentage                                                2
     Performance Goals and the Target Bonus Percentage                      2
     2004 Performance Goals                                                 3

How the AIP Incentive Award is Calculated When All Goals                    4
Are 100% Achieved

How the AIP Incentive Award is Calculated for Other Achievement Levels      5
      Maximums and Minimums                                                 5

Additional Guidelines for the Annual Incentive Plan                         6
     Discretionary Adjustments                                              6
     Some Special Circumstances                                             6
     Making Payments                                                        6

Administration Details                                                      7

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AT A GLANCE

WHAT IS THE ANNUAL INCENTIVE PLAN?

The Annual Incentive Plan (the "AIP" or the "Plan") provides key managers of Allegheny Technologies Incorporated ("Allegheny Technologies" or the "Company") and its operating companies with the opportunity to earn an incentive award when certain pre-established goals are met at the corporate and operating company levels.


WHO IS ELIGIBLE FOR THIS PLAN?

Generally, key managers who have a significant impact on the company's operations will be eligible to participate in the Plan. Individuals eligible for participation are determined annually, based on recommendations of the operating company presidents, if applicable, and the Company's chief executive officer, with the approval of the Personnel and Compensation Committee of the Company's Board of Directors (the "Committee").


HOW DOES THE ANNUAL INCENTIVE PLAN WORK?

Under the Plan, key managers may earn an incentive award based on a percentage of their base salary, depending on the extent to which pre-established operating company and/or corporate performance goals have been achieved.

- For purposes of the Plan, base salary is generally the manager's annual base salary rate as of the end of the year, excluding any commission or other incentive pay. For some special circumstances affecting the amount of base salary used in the Plan, see page 6.

- A target bonus percentage is used in calculating the incentive award. It is explained on the next page. Each participating manager will have a target bonus percentage.

- The target bonus percentage will be adjusted (upward or downward) based on the extent to which various performance goals are achieved. Under the plan for 2004, all of the adjustment will be based on company performance.

Incentive award payments will generally be distributed in cash after the year-end audit is complete.

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CALCULATION OF THE ANNUAL INCENTIVE PLAN AWARD

TARGET BONUS PERCENTAGE

The Plan establishes an incentive opportunity for each Plan participant, calculated as a percentage of the manager's base salary. Each participant will be provided with an initial percentage, referred to as a "target bonus percentage."

Generally, the target bonus percentage is the percentage of base salary that can be earned as an award under the Plan if 100% of the various performance goals are achieved. For 2004, if 100% of the performance goals are achieved, 100% of the target bonus percentage can be earned.

If there is a change in the key manager's job position during the year that changes the manager's target bonus percentage, the target bonus percentage used in the award calculation will be determined as follows:

- If the individual has at least six months of service in the new position, the newly adjusted target bonus percentage will be used in calculating the individual's award for the full year.

- If the individual has less than six months of service in the new position, the individual's award for the year will be calculated on a pro-rata basis using the two different target bonus percentages weighted by length of service in each position during the year.

Target bonus percentages, performance goals and performance achievements will be communicated to each eligible participant. The Committee may change the goals and objectives for the Plan at any time.

PERFORMANCE GOALS AND THE TARGET BONUS PERCENTAGE

An AIP award is based on the extent to which specified, preestablished performance objectives are achieved. For 2004, AIP awards will be based on the extent to which the participant's company achieves specified levels of achievement as to:

-     Operating Earnings

-     Operating Cash Flow

-     Manufacturing Improvements

-     Safety and Environmental Improvements

-     Customer Responsiveness Improvements

For operating company presidents, 80% of the goals' overall weight will be based on the performance of the president's operating company, and 20% of the goals' overall weight will be based on corporate level performance.

For corporate staff employees, performance will be measured completely at the corporate level.

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At the end of the year, the Company will measure actual performance against each of the preestablished objectives.

The achievements attributable to each performance goal as noted above, then will be added together, and that sum will be multiplied by: (1) the individual's target bonus percentage, times (2) the individual's annual base salary, to produce the amount, if any, of the incentive award for 2004.

Note that potential adjustments are described on page 6.

2004 PERFORMANCE GOALS

The performance goals for 2004 consist of:

-     Operating Earnings                              40%

-     Operating Cash Flow                             30%

-     Manufacturing Improvements                      10%

            (Inventory Turns        5%)

            (Yield Improvement      5%)

-     Safety and Environmental Improvements           10%

            (Lost Time Incidents    5%)

            (Recordable Incidents   5%)

-     Customer Responsiveness Improvements            10%

            (Delivery Performance   5%)

            (Quality/Complaints     5%)

Targeted achievements as to each performance goal above have been set for each operating company and for corporate staff. Together the above goals comprise 100% of the target bonus percentage.

No annual incentive will be paid if the achievement of Operating Earnings is less than the established applicable minimum of Operating Earnings or if the achievement of Operating Cash Flow is less than the established applicable minimum of Operating Cash Flow, notwithstanding the achievements as to the other applicable performance goals for 2004.

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HOW THE AIP INCENTIVE AWARD IS CALCULATED WHEN ALL GOALS ARE 100% ACHIEVED

For the Year 2004, if 100% of the performance goals are achieved, then 100% of the target bonus percentage will be credited to the participant:

                                                  Goal % of       Goal        Earned % of
                     Goals                          Target     Achieved %       Target *
                     -----                        ---------    ----------     -----------
Operating Earnings                                   40%             100%          40%

Operating Cash Flow                                  30%             100%          30%

Mfg. Improvements

   Inventory Turns                                    5%             100%           5%
   Yield Improvement                                  5%             100%           5%

Safety and Envir. Improvements

   Lost Time Incidents                                5%             100%           5%
   Recordable Incidents                               5%             100%           5%

Customer Resp. Improvements

   Delivery Performance                               5%             100%           5%
   Quality/Complaints                                 5%             100%           5%
                                                    ----             ----         ----
Total                                                100%                          100%

      *Earned % of Target = Goal % of Target X Goal Achieved %


In this example, assume that the operating company manager's target bonus percentage is 20%.

The target bonus percentage of 20% is then multiplied by 100% to produce a bonus award equal to 20% of base salary:

Earned Percentage of Target                                  100%
X  Target Bonus Percent                                       20%
                                                              ---
Equals Percentage of Salary for                               20%
Incentive Award

The sections below discuss the impact of achieving more or less than 100% of various goals, and they also discuss the impact of other potential adjustments.

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HOW THE AIP INCENTIVE AWARD IS CALCULATED FOR OTHER ACHIEVEMENT LEVELS

The percentage of a goal achieved will determine the earned percentage of target for that particular goal. The earned percentage of target will be interpolated for achievement between the established minimum level and the established target level for a particular goal. Similarly, the earned percentage of target will be interpolated for achievement between the established target level and the established maximum level for a particular goal.

Maximums and Minimums

- Generally, the maximum percentage calculated as an earned percentage of target for any goal is 150%, and the overall maximum incentive award that an individual can earn under the weighting formula is 150% of his or her target bonus percentage.

- Where the established minimum of a performance goal is achieved, only 50% of that goal's share will be allocated to his or her target bonus percentage.

- Where less than the established minimum of a performance goal is achieved, no amount of that goal will be allocated to his or her target bonus percentage.

No annual incentive will be paid if the achievement of Operating Earnings is less than the established applicable minimum of Operating Earnings or if the achievement of Operating Cash Flow is less than the established applicable minimum of Operating Cash Flow, notwithstanding the achievements as to the other applicable performance goals for 2004.

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ADDITIONAL GUIDELINES FOR THE ANNUAL INCENTIVE PLAN

DISCRETIONARY ADJUSTMENTS

In some cases, the Plan allows for discretionary adjustments of up to +20% or - 20% of an individual's calculated award. However, the sum of discretionary adjustments for all eligible managers of the affected company cannot exceed +5% of the aggregate calculated awards for that company.

SOME SPECIAL CIRCUMSTANCES

The above formulas generally determine the amount of the incentive award for the year. Other factors that may affect the actual award follow:

- If a manager leaves the company due to retirement, death, or disability, an award will be calculated based on the actual base salary earned during the year in which the manager left -- so long as the manager worked at least six months of that year.

- If a manager leaves the company before the end of the plan year for any other reason, the manager will not receive a bonus award for that year.

- If a manager voluntarily leaves the company after the end of the year but before the award is paid, the manager would receive any bonus due unless the employment is terminated for cause. If employment is terminated for cause, the manager would not be entitled to receive an award under the Plan.

- Managers who are hired mid-year may earn a pro-rated award for that year, based on the salary earned during that year. However, managers with less than two months service in a plan year (i.e. hired after October 31) would not be eligible for an award for that year.

- If the manager received an adjustment in base salary due to a change in job position (i.e. other than a merit increase), the manager's base salary for plan purposes will be the sum of (1) the product of the number of months prior to the adjustment times the rate of monthly base salary immediately prior to the adjustment, and (2) the product of the number of months after the adjustment times the rate of monthly base salary as of the end of the Plan Year.

MAKING PAYMENTS

All incentive award payments will generally be paid in cash, less applicable withholding taxes, after the year-end audit is complete. This is expected to occur by no later than March 15.

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ADMINISTRATION DETAILS

This summary relates to the Annual Incentive Plan (AIP) of Allegheny Technologies Incorporated and its subsidiaries. The Plan is administered by the Committee, which has full authority to:

-     Interpret the Plan;

-     Designate eligible participants and categories of eligible participants;

-     Set the terms and conditions of incentive awards; and

-     Establish and modify administrative rules for the Plan.

Plan participants may obtain additional information about the plan and the Committee from:

Executive Vice President,
Human Resources, Chief Legal and Compliance Officer,
General Counsel and Secretary
Allegheny Technologies Incorporated
1000 Six PPG Place
Pittsburgh PA  15222 5479
Phone:  412-394-2836                        Fax:  412-394-2837

The Plan will remain in effect until terminated by the Committee. The Committee may also amend the plan at its discretion.

The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA) and is not "qualified" under Section 401(a) of the Internal Revenue Code.


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